EXHIBIT 10.1
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September 2, 2004

Nathan Tarter
President
Ofer Yonach
Director
Nir Or Israel Ltd
11 Ha'amal St.,
Park Afek Rosh Ha'ayn
ISRAEL 48092


Gentlemen,

      The purpose of this letter of intent is to set forth our preliminary understanding with respect to the proposed acquisition of the business of Nir Or Israel Ltd, an Israeli company ("Nir Or"), by Voice Diary Inc, a Delaware company (the "BUYER"; that acquisition, the "Acquisition").

      1. ACQUISITION. The parties propose that at the closing of the Acquisition, the Buyer will acquire the business of Nir Or by means of merger of a subsidiary of the Buyer with Nir Or, acquisition of the assets of Nir Or, or some alternative structure, with the actual structure to be determined by negotiation between us and you the shareholders of Nir Or (the "Shareholders"). The purchase price and payment instruments and terms will be determined by the parties in the forth coming negotiations.

      2. NEGOTIATIONS. Promptly after signing this letter of intent, the parties shall commence negotiating in good faith the terms of a definitive agreement providing for the Acquisition, with a view to signing a definitive agreement on or prior to December 31, 2004, and closing the Acquisition on or before February 15, 2005.

      3. ADDITIONAL PROVISIONS.

            (a) Nir Or and the Shareholders will prepare before the closing, Nir Or's financial statements compatible with SEC requirements for the years ended December 31, 2004 and December 31, 2003, and before the date of signing the definitive agreement a business plan describing Nir Or's business and its future plans to expand, especially in the American market.

            (b) The Buyer does not assume by this letter of intent or by any further act with regard to the Acquisition, any of the liabilities of Nir Or or the Shareholders unless otherwise agreed in advance and in writing between the Buyer and Nir Or or the Shareholders.

      4. DUE DILIGENCE. Nir Or and the Shareholders shall cooperate with the Buyer's due diligence investigation of Nir Or and shall provide the Buyer and its representatives with prompt access, on reasonable advance notice, to key employees and to the books, records, contracts, and other information pertaining to Nir Or (the "DUE DILIGENCE INFORMATION"). For purposes of this letter of intent, Due Diligence Information does not include information that (1) is in the possession of the Buyer at the time of disclosure, (2) prior to or after the time of disclosure becomes generally available to the public other than as a result of breach of this agreement by the Buyer, or (3) is approved for public release by Nir Or or the Shareholders.


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      5. EXCLUSIVE DEALING.  Until December 31, 2004, or the date of termination of this letter of intent, whichever comes first, neither Nir Or nor any of the Shareholders shall enter into any agreement, discussion, or negotiation with, or provide information to, or solicit, encourage, entertain, or consider any inquiries or proposals from, any other person or entity with respect to (1) the possible disposition of a material portion of the assets of Nir Or, or (2) any business combination involving Nir Or, whether by way of merger, consolidation, share exchange, or any other transaction.

      6. PUBLIC ANNOUNCEMENT. The parties shall advise and consult with one another prior to issuance of any public announcements pertaining to the Acquisition, and neither Nir Or nor any of the Shareholders shall make any such announcement without the prior written consent of the Buyer.

      7. EXPENSES. Each party shall bear its own its expenses, including without limitation legal fees, incurred in connection with negotiation and consummation of the Acquisition. Each party represents that it has not dealt with any broker or finder or similar person in connection with the Acquisition and that it has incurred no obligation or liability, contingent or otherwise, for any fees to any broker or find or similar person in connection with the Acquisition. Each party shall indemnify the other from any claim (including any legal or other expenses incurred in connection with the defense thereof) for any brokers', finders' or similar fees incurred by the indemnifying party.

      8. CONFIDENTIALITY. The Buyer shall not use any Due Diligence Information for any purpose other than the Buyer's due diligence investigation of Nir Or. The Buyer shall not disclose the Due Diligence Information to any person or entity, except that the Buyer may disclose Due Diligence Information to any representative of the Buyer who requires it in order to assist the Buyer in its due diligence investigation of Nir Or. The Buyer shall take all reasonable steps to protect the confidentiality of any Due Diligence Information and shall promptly notify Nir Or of any misuse or misappropriation of any Due Diligence Information that comes to its attention.

      9. TERMINATION. Any party may terminate this letter of intent and negotiations regarding the Acquisition at any time by sending written notice to the other party. The obligations contained in sections 5 through 8 survive termination of this letter of intent.

      10. COUNTERPARTS. This letter of intent may be executed in two or more counterparts, each of which shall be an original but all of which together constitute one instrument.

      11. GOVERNING LAW. All matters arising out of this letter of intent, including without limitation any tort claims, are governed by the laws of the State of New York, without giving effect to provisions relating to conflicts of law.

      12. NON-BINDING. Other than the rights, obligations, and policies contained in section 2 and sections 4 through 12 of this letter of intent, this letter of intent is not binding on Nir Or, the Shareholders, or the Buyer and is subject to negotiation and execution of a definitive acquisition agreement between the Buyer and Nir Or and/or the Sellers. The rights, obligations, and policies contained in section 2 and sections 4 through 12 are binding on Nir Or, the Shareholders, and the Buyer whether or not the parties reach a definitive agreement with respect to the Acquisition.


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      If you are in  agreement  with the terms of this letter of intent,  please sign in the space provided below and return a signed copy to the Buyer at the facsimile number stated below.


Yours sincerely,

Voice Diary Inc
By Arik Hinkis, President

Agreed to as of September 3, 2004


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Nir Or Israel Ltd


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Nathan Tarter, President


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Ofer Yonach, Director


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